Exhibit 99.2

     WHOLE FOODS MARKET ANNOUNCES CHANGES IN SALARY CAP AND CEO COMPENSATION

    AUSTIN, Texas, Nov. 2 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced that its Board of Directors approved an increase in the Company's salary cap for 2006 and future years from 14 times to 19 times the average pay of all full-time team members employed during the applicable year. For 2006, this means the salary cap will be approximately $608,000.

    The salary cap is a limit on total cash compensation paid to any team member in any calendar year. Employee benefits, stock options and non-cash 401(k) contributions are not counted in determining and applying the salary cap. The following is the salary cap calculation for the Company's past eight years:

                       Average       Annual     Average     Salary
    Year             Hourly Wage      Wage      Multiple     Cap
    ------------    ------------   ---------   ---------   ---------
    1999               $   12.36   $  25,709          10   $ 257,000
    2000               $   12.84   $  26,707          14   $ 373,900
    2001               $   13.46   $  27,997          14   $ 391,900
    2002               $   13.69   $  28,479          14   $ 398,700
    2003               $   14.07   $  29,266          14   $ 409,700
    2004               $   14.66   $  30,493          14   $ 426,900
    2005               $   15.00   $  31,200          14   $ 436,800
    2006               $   15.38   $  31,990          19   $ 607,800

    This is the third time the Company has increased its salary cap since the cap was created 20 years ago. Originally set at eight times the average pay, the cap was raised to 10 times the average pay in the early 1990s and to 14 times the average pay in 2000.

    "We are raising the salary cap for one reason -- to make the compensation of our key executives more competitive in the marketplace and help ensure their retention," said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market.

    Additionally, the Company announced that John Mackey will reduce his salary to $1 beginning January 1, 2007 and forgo any future stock option awards. Mr. Mackey will continue to receive the same benefits that all team members receive, including the food discount card and health insurance.

    "I continue to work for Whole Foods not because of the money I can make but because of the pleasure I get from leading such a great company, and the ongoing passion I have to help make the world a better place, which Whole Foods is continuing to do," said Mr. Mackey. "I am now 53 years old, and I have reached a place in my life where I no longer want to work for money, but simply for the joy of the work itself and to better answer the call to service that I feel so clearly in my own heart."

    "In view of John's decision to forgo future additional cash compensation, the Board of Directors has decided that Whole Foods Market will contribute $100,000 annually to a new Global Team Member Emergency Fund, which will be distributed to team members as needed when disasters occur," said Dr. John Elstrott, lead director of Whole Foods Market. "The Board also intends to donate all stock options Mr. Mackey would have been eligible to receive in the future to Whole Foods Market's two foundations -- The Whole Planet Foundation and The Animal Compassion Foundation -- in honor of John's commitment to those causes."

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    Approximately 93% of the options granted under Whole Foods Market's 1992
Incentive Stock Option Plan have been granted to team members who are not executive officers. In fiscal year 2006, Mr. Mackey received 4,729 stock options.

    About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 188 stores in the United States, Canada and the United Kingdom.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the reports on Form 10-K and 10-K/A Amendment No. 1 for the fiscal year ended September 25, 2005. The Company does not undertake any obligation to update forward-looking statements.

     Contact: Cindy McCann
     VP of Investor Relations
     512.542.0204

SOURCE  Whole Foods Market, Inc.
    -0-                             11/02/2006
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-542-0204/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)